Exhibit 5.1
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
April 6, 2006
EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Ladies and Gentlemen:
     We have acted as counsel to EpiCept Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3, File No. 333-132613 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 5,123,141 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and shares issuable upon the exercise of warrants (the “Warrant Shares,” and, together with the Shares, the “Securities”). The Securities are being registered by the Company pursuant to the terms of the registration rights agreement, dated as of February 7, 2006, between the Company and the several selling stockholders signatory thereto (the “Selling Stockholders”) and the registration rights agreement, dated as of September 6, 2005 (this registration rights agreement dated as of September 6, 2005, together with the registration rights agreement dated as of February 7, 2006, are hereinafter collectively referred to as the “Registration Rights Agreements”), between the Company and the investors listed in Schedule A thereto. Capitalized terms defined in the Registration Rights Agreements and used (but not otherwise defined) herein are used herein as so defined.
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, and any amendments thereto, (ii) the prospectus contained within the Registration Statement (the “Prospectus”), (iii) the Registration Rights Agreements, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

April 6, 2006

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Registration Rights Agreement.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable, and that the Warrant Shares, when issued and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP